SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549


                                                     FORM 8-K


                                                  Current Report
                                          Pursuant to Section 13 or 15(d)
                                     of the Securities Exchange Act of 1934.





Date of Report (Date of earliest event reported) July 23, 1999


                        GENISYS RESERVATION SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)

                               New Jersey
                 (State or Other Jurisdiction of Incorporation)

    1-12689                                            22-2719541
 (Commission File Number)                 (I.R.S. Employer Identification No.)


2401 Morris Avenue, Union, New Jersey                 07083
(Address of principal executive offices)           (Zip Code)
--------------------------------------------------------

(908) 810-8767
(Registrant's telephone number, including area code)
---------------------------------------------------------------

ITEM 2. Acquisition or Disposition of Assets


          Pursuant to the Asset Purchase Agreement dated as of June
30, 1998, NetCruise (a wholly owned subsidiary of the Company formed on July 21, 1998 for the purpose of operating an internet travel agency) acquired a technology license and certain related assets from UIT in consideration of 2,000,000 shares of the Company's Common Stock valued at $1.25 per share , for an aggregate of $2,500,000 and two warrants ("Warrants"), each entitling the holder to purchase 800,000 shares of the Common Stock of the Company (the "UIT Transaction"). One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001. No value has been placed on the warrants since each is contingent upon future earning.


         The Asset Purchase Agreement speaks as of June 30, 1998 and the Company has also booked the transaction for financial purposes as of that date.


ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

                  1. Asset Purchase Agreement dated as of June 30, 1998.


                                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Genisys Reservation Systems, Inc.
 (Registrant)


By:___________________________
           John Wasko, Treasurer


DATED:

                                          ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of June 30th, 1998 (together with the Exhibits attached hereto, the "Agreement"), by and among United Leisure Interactive, Inc., a Delaware corporation ("Seller"), NetCruise Interactive, Inc., a New Jersey Corporation and a wholly-owned subsidiary of Genisys ("Purchaser"), GENISYS RESERVATION SYSTEMS, INC., a New Jersey corporation ("Genisys"), and United Leisure Corporation, A Delaware corporation ("ULC").


                                            W I T N E S S E T H:


         WHEREAS, ULC is the sole shareholder of Seller and the owner of certain interactive technology which is the subject of a patent application (No. 08/899.712) filed by ULC with the United States Patent Office in July, 1997 (the "Technology"); and which amongst other things allows the consumer to "Be Your Own Travel Agent," and

         WHEREAS, ULC has granted to Seller an exclusive, world-wide and perpetual license to use the Technology for all travel related applications (but for no other applications whatsoever), which grant has been confirmed by a writing between ULC and Seller dated June 19, 1998, a copy of which is attached as Exhibit A hereto (the "License"); and

         WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of Seller's right, title and interest in and to (i) the business of Netcruise and technology which allows the consumer to "Be Your Own Travel Agent" (ii) the License, and (iii) the assets owned by Seller and described in Exhibit B hereto (collectively, the "Assets") upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, the parties hereby agree as follows:

                   1. Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Assets, free and clear of all liens and encumbrances, for an aggregate price of 2,000,000 shares of Genisys Restricted Common Stock (the "Shares") as described hereinafter. Upon tender to Purchaser of a bill of sale for the Assets, Purchaser shall deliver to Seller certificates for the shares which shall bear the appropriate legends describing the restrictions which shall apply (see Exhibit E).

                  2. As an inducement to the Purchaser to enter into this Agreement, Seller hereby represents and warrants to the Purchaser as follows:

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has its shareholder approval to consummate this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller and ULC, enforceable in accordance with its terms and conditions. This transaction does not involve the sale of a significant percentage of the business or assets of ULC and does not require the approval of the ULC shareholders.

(b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or ULC are subject or any provision of Seller or ULC's charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or ULC are a party or by which they are bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of their assets) other than in connection with the provisions of the Securities Exchange Act, the Securities Act and states securities laws. Neither Seller nor ULC need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.


(c) Attached as Exhibit B hereto is a true, correct and complete copy of the list of Assets and the cost incurred by Seller of acquiring each of such Assets. Seller is the sole owner of the Assets and such Assets are free and clear of any Security interests. Such assets consist of all material assets necessary to conduct the business being purchased pursuant to this Agreement.

(d) The Seller will provide to Purchaser substantially all invoices, accounting records and such other evidence supporting the information contained in Exhibit B.

(e) Exhibit B attached hereto sets forth a true and complete list and a brief description of all intellectual property owned by or licensed to Seller which are being transferred to Purchaser. All owned intellectual property is owned by the Seller free and clear of any encumbrance, and the Seller has a valid license to use all licensed intellectual property in the manner in which it is currently being used. No claims have been made, asserted or threatened against the Seller relating to its ownership or use of any intellectual property. The Seller has the right to transfer any licenses included in this transaction.

(f) There are no claims, actions, suits, proceedings or investigations pending before any federal, state, municipal or other court, governmental body or arbitration tribunal, or threatened against or affecting Seller's business or assets or the transactions contemplated by this Agreement, or any of the other documents or agreements among the parties referred to in this Agreement. There is no order, decree or judgement of any kind in existence enjoining or restraining Seller or its officers or employees or requiring any of them to take any action of any kind in respect of Seller's business.

(g) Purchaser shall be indemnified and held harmless by Seller for any losses or liabilities incurred by Purchaser arising out of or resulting from the inaccuracy of any representation or warranty contained in this Section 2.

(h) Seller and ULC have prepared and filed and will file on a timely basis with the appropriate federal, state, local and foreign governmental agencies all tax returns required to be filed; such returns as filed were true and correct in all material respects and Seller has paid or made provision for the payment of all taxes shown on such returns to be payable or which have or may become due pursuant to any assessment heretofore received by it.

                  3. As an inducement to the Seller to enter into this Agreement, Purchaser and Genisys hereby represent and warrant to the Seller as follows:

(a) Purchaser and Genisys are corporations duly organized, validly existing and in good standing under the laws of the State of New Jersey and have all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser and Genisys, enforceable in accordance with its terms and conditions.

(b) The Shares shall be issued as fully paid and non-assessable Common Stock, having a par value of $.0001 per share out of authorized and unissued stock of Genisys, subject to the provisions of Exhibit E.

(c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser or Genisys are subject or any provision of Purchaser's or Genisys' charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser or Genisys is a party or by which they are bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of their assets) other than in connection with the provisions of the Securities Exchange Act, the Securities Act and states securities laws. Neither Purchaser nor Genisys needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(d) Purchaser and Genisys have prepared and filed and will file on a timely basis with the appropriate federal, state, local and foreign governmental agencies all tax returns required to be filed; such returns as filed were true and correct in all material respects and Purchaser and Genisys have paid or made provision for the payment of all taxes shown on such returns to be payable or which have or may become due pursuant to any assessment heretofore received by them.

4. ULC agrees to cooperate and assist Purchaser to maintain and operate the Technology in consideration of the two common stock purchase warrants attached hereto as Exhibit C to be issued to Seller for the purchase of restricted shares of Genisys common stock. Both warrants are exercisable between April 1, 2002 and June 30, 2002. The services of Robert Eady shall be made available full time for a period of three months commencing on July 15th, 1998, and thereafter as and when required by Purchaser and Genisys. (a) The "X" warrant is for 800,000 shares exercisable at $2.50 per share if the total pretax profits, as defined in the warrant, for the years 1999, 2000 and 2001 from the business and assets being purchased equal or exceed $5,000.000.

(b) The "Y" warrant is for 800,000 shares exercisable at $6.00 per share if the total pretax profits, as defined in the warrant, for the years 1999, 2000 and 2001 from the business and assets being purchased equal or exceed $10,000,000.

5. For a period of three years from the date hereof, Harry Shuster shall be Chairman of the Purchaser and Brian Shuster shall be President. Each of them shall be elected to the Board of Directors of Genisys promptly after the closing of the transaction referred to herein. The Board of Directors shall nominate and recommend to the Genisys shareholders the election of Harry Shuster and Brian Shuster as Directors of Genisys for each of the three years following the date hereof. Brian Shuster shall receive $5,000 per month for his services and will be expected to devote approximately 30 - 40% of his time to the affairs of Genisys. In addition, Brian Shuster shall receive two stock purchase warrants attached hereto as Exhibit D each for 200,000 restricted shares of Genisys common stock exercisable between April 1, 2002 and June 30th, 2002. The "V" warrant is exercisable at $2.50 per share if the total pretax profits, as defined in the warrant attached hereto as Exhibit D equal or exceed $5,000,000 for the years 1999, 2000 and 2001. The "W" Warrant is for 200,000 shares and is exercisable at $6.00 per share if such total pretax profits equal or exceed $10,000,000.

6. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated by this Agreement.

7. Subject to obtaining the required consent of the Landlord, Seller shall assign to Purchaser, and Purchaser shall assume all of Seller's obligations under, that certain Commercial Lease dated March 1, 1996 between Seller and 1990 Westwood Blvd., Inc., a copy of which is attached as Exhibit F hereto.

8. This Agreement shall be governed by and interpreted in accordance with, the laws of the State of New Jersey. Any litigation which may be brought by either party will be filed in a Court of Law in the State of New Jersey.

9. ULC hereby agrees with Purchaser that now and forever it will not enter any facet of the travel industry in competition with Genisys or the business being purchased.

10. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

UNITED LEISURE CORPORATION                 UNITED LEISURE INTERACTIVE, INC.
SELLER


Harry Shuster                                Harry Shuster
Chairman and Chief Executive                 Chairman and Chief Executive
Officer                                      Officer


NETCRUISE INTERACTIVE,INC.                 GENISYS RESERVATION SYSTEMS,INC.
PURCHASER


---------------------------                -------------------------------
Larry Burk                                 Larry Burk
President and Chief Executive              President and Chief Executive
Officer                                    Officer